STATEMENT OF                                                                                                                                                                  May 31, 2001
ADDITIONAL
INFORMATION

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.
625 Second Street • Petaluma, California 94952

        This Statement of Additional Information (the “SAI”) of Permanent Portfolio Family of Funds, Inc. (the “Fund”) is not a prospectus and should be read in conjunction with the Fund’s Prospectus dated May 31, 2001 (the “Prospectus”). The Prospectus and the Fund’s Annual Report to Shareholders for the year ended January 31, 2001 may be obtained without charge by request to the Investor’s Information Office, P.O. Box 5847, Austin, Texas 78763.

        The Fund’s Permanent Portfolio reserves a limited right to redeem its shares in kind in certain circumstances, as explained herein under the heading “REDEMPTION OF SHARES BY THE FUND - IN-KIND REDEMPTIONS.”

OBJECTIVES AND POLICIES

The Four Portfolios

        The Fund has four separate portfolios (the “Portfolios”), the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio.

        The Permanent Portfolio invests a fixed Target Percentage of its net assets in gold, silver, Swiss franc assets, stocks of real estate and natural resource companies, aggressive growth stocks and dollar assets such as U.S. Treasury bills, notes and bonds. The Permanent Portfolio’s objective is to preserve and increase the purchasing power value of its shares over the long term.

        The Treasury Bill Portfolio invests in short-term U.S. Treasury bills, and may also invest in U.S. Treasury bonds and notes having a remaining maturity of thirteen months or less. The Portfolio’s objective is to earn high current income for the Portfolio, consistent with safety of principal.

        The Versatile Bond Portfolio invests in a diversified portfolio of short-term corporate bonds rated “A” or higher by Standard & Poor’s. The Portfolio’s objective is to earn high current income for the Portfolio, while limiting risk to principal.

        The Aggressive Growth Portfolio invests in U.S. stock market investments selected for high profit potential. The Aggressive Growth Portfolio’s objective is to achieve high, long-term appreciation in the value of its shares.

        Solely for the purpose of holding overnight cash balances (but not for investment purposes), the Fund may hold investments up to 7 days in short-term U.S. Treasury securities or repurchase agreements with commercial banks and securities broker-dealers, in amounts ordinarily not to exceed 3% of the Fund’s net assets, or 4% if the repurchase agreement is entered into with the Fund’s Custodian, State Street Bank and Trust Company.

Investment Strategy

        Permanent Portfolio

        The Permanent Portfolio’s investment policies reflect the opinion of the Fund’s management that it is impossible to forecast inflation rates or other economic events with a high degree of reliability and that only investors who are willing to embrace a high degree of risk should act on such forecasts. An investment vehicle such as the Permanent Portfolio, whose goals include the preservation of purchasing power, should acknowledge a broad range of economic possibilities and, in order to preserve purchasing power over the long term, should incorporate investments for each of them. In the opinion of the Fund’s management, economic possibilities for the future are limited to the following:

1.	Rising inflation. From 1960 through 1980 the rate of inflation generally, with intermittent pauses and reversals, rose. The inflation rate generally fell from 1980 through 2000. The Fund’s management believes that if the pattern of rising inflation resumes, the investments most likely to appreciate would include gold, silver, Swiss franc assets and interests in real estate and natural resources. Gold, silver, real estate and natural resources tend to be profitable during periods of rising inflation because inflation and the fear of further inflation add to investor demand for assets whose values are not denominated in a fiat (non-convertible) currency. Swiss franc assets tend to appreciate during periods of rising inflation because, although the Swiss franc is a fiat currency, the Swiss government traditionally has acted with a high degree of restraint in permitting the issuance of new currency. Such restraint is generally taken to indicate that a currency will preserve its purchasing power. If the rate of inflation does rise, the prices of common stocks (other than those of real estate and natural resource companies) and, more especially, of dollar assets, are likely to decline.

2.	Abruptly-slowing inflation. Most periods of extended inflation in U.S. history have been followed by abrupt declines in the rate of inflation and, in many cases, by deflation. The Fund’s management believes that if inflation should decline abruptly (or deteriorate into a deflation), the investments most likely to appreciate would include previously issued dollar assets such as U.S. Treasury securities, since interest rates on newly issued dollar investments of these types tend to decline during periods of declining inflation, thus increasing the value of previously issued securities. If the rate of inflation does decline abruptly, it is likely that gold, silver, Swiss franc assets and most common stocks would decline in value.

3.	Gradually-slowing inflation. In the event that the rate of inflation declines slowly (a “soft landing”) and the economy escapes the trauma that has followed most inflations, the Fund’s management believes that common stocks would be among the investments most likely to appreciate. The results for stock market issues that tend to rise and fall to a greater degree than the stock market as a whole (the types of issues that the Fund’s management attempts to identify and include in the Permanent Portfolio’s investment portfolio as aggressive growth stocks) would be especially favorable. In the opinion of the Fund’s management, common stocks tend to appreciate during periods of gradually declining inflation because the effective rate of taxation faced by most operating businesses declines in step with the inflation rate (due to the interaction between inflation and the depreciation allowances provided for under the Internal Revenue Code), and because the occurrence of a soft landing indicates that the economy will not suffer the disruption associated with an abrupt decline in inflation. If the rate of inflation does decline gradually, it is likely that gold, Swiss franc assets and the stocks of real estate and natural resource companies would decline in value.

        The Permanent Portfolio attempts to achieve its objective by maintaining a combination of investments whose purchasing power as a whole should hold steady or increase in the variety of economic circumstances listed above. The Fund’s management is able to make no assessment as to the current state of the economy and has no opinion as to the occurrence of any particular economic possibility for the future.

        As indicated above, the Permanent Portfolio’s investments include gold, silver, Swiss franc assets, various stock market issues and dollar assets. The investment categories were selected and the Target Percentages assigned in accordance with the Fund’s management’s opinion of the volatility of the investments, and their past and anticipated future performances in varying economic circumstances. Of course, the Fund has no control over the manner in which particular investments respond to changes in economic conditions. For example, even in an inflationary climate there may be large-volume sellers of gold or silver whose actions would tend to depress the prices of those commodities.

        Treasury Bill Portfolio

        The Treasury Bill Portfolio’s investment policies reflect the opinion of the Fund’s management that among investors’ primary goals for their cash holdings are safety and liquidity plus, when possible, a way to reduce the tax burden on the income that cash can earn on money market investments. The Treasury Bill Portfolio was designed for investors who wish to avoid the risk of large price declines that can occur in the stock and bond markets and who may be concerned about the safety of banks, savings institutions and other money market funds, but who desire tax planning and check-writing privileges. The Treasury Bill Portfolio therefore invests only in U.S. Treasury securities and provides those shareholder services described in the Prospectus under the heading “Shareholder Account Services and Privileges,” and follows the dividend and tax-planning policies described in the Prospectus under “Objectives and Policies” and “Distributions and Taxes.”

        Versatile Bond Portfolio

        The Versatile Bond Portfolio’s investment policies reflect the opinion of the Fund’s management that short-term (24 months or less), investment-grade (Standard & Poor’s ratings of “A” or higher) corporate bonds historically have provided high returns and their price fluctuations ordinarily are mild. Constructing a portfolio from such bonds can be a formula for achieving high current income without bearing the serious risks of buying junk bonds or long-term corporate, municipal or U.S. Treasury bonds. In addition, the Versatile Bond Portfolio follows the same dividend and tax-planning policies as the Fund’s other Portfolios. The Versatile Bond Portfolio may purchase U.S. Treasury securities with remaining maturities of two years or less for temporary cash holdings.

        Aggressive Growth Portfolio

        The Aggressive Growth Portfolio’s investment policies reflect the opinion of the Fund’s management that the stock market has been the most successful long-term investment since 1926, and that an investor seeking to construct his own investment portfolio should include an investment whose profitability is linked directly to the stock market. The Fund’s management believes that stocks have been the most successful long-term investment because stocks represent ownership in the engines of wealth - factories, mines, airlines, telephone systems, research laboratories, publishing companies, financial service organizations and other productive enterprises - that turn out the goods and services people need and want. Stock market investments have earned the best profits because they feed capital to these engines of wealth, making them even more productive.

        Stock market investors, however, need caution. While the stock market’s total return has been high, it has not been smooth or steady. Most stocks are riskier than bonds or money market instruments; and, unlike gold, stocks are vulnerable to inflation. And there is no guarantee that the economic growth that underlies long-term stock market profits will continue in the future, which is one reason a prudent investor should carefully consider how much of his capital to invest in stocks. Stocks are tightly linked to the real world of production and commerce, and any shock in the economy (inflation, recession, political turmoil, bad news of any kind) can translate into a shock for the stock market. For an investor who holds only a limited portion of his investment portfolio in stocks, the Fund’s management believes that the stocks that the investor holds should be volatile, the kinds of stocks whose prices move faster and farther than the stock market as a whole. In addition, volatile stocks can reduce such an investor’s portfolio’s overall risk by minimizing the share of his portfolio that needs to be devoted to stocks. With less of his overall portfolio allocated to stocks, the investor is less vulnerable to any single economic event - such as inflation, deflation, or recession - that might be disastrous for the stock market as a whole.

        The Aggressive Growth Portfolio invests in U.S. companies whose stocks have been selected for their high, long-term appreciation potential (higher than for the stock market as a whole). With such a selection, when the stock market as a whole rises, the value of shares in the Aggressive Growth Portfolio should rise more. Of course, no selection of stocks can be guaranteed to “outrun” a rising market. While the Aggressive Growth Portfolio’s stocks involve more risk than the average stock, especially when the stock market as a whole is declining, they also offer greater potential reward. During bull markets in stocks, volatile stocks can put the investor on the “fast track” to high stock market prices because, in the opinion of the Fund’s management, stocks in general typically gain much more during periods when the stock market as a whole is rising than they lose during periods that follow when the stock market as a whole is declining. Therefore, the Fund’s management believes that in the long term, volatile stocks should outperform other stocks.

        The Aggressive Growth Portfolio is fully invested in the stock market at all times. It does not take on the unnecessary risks that come with attempts to switch in and out of the market. Its “fully-invested” policy assures that it will not miss out on a bull market in stocks because it has mistakenly decided to sit on the sidelines. And the Aggressive Growth Portfolio follows the same dividend and tax-planning policies as the Fund’s other Portfolios.

        Investors in the following circumstances may find that the Aggressive Growth Portfolio can help to achieve their objectives. An investor who has only recently begun investing and has many earning years ahead of him may be willing to bear short-term risks for his capital, in order to maximize long-term appreciation. An investor whose wealth is mostly tied up in real estate, annuities, life insurance, pension plans or trusts may desire to use any cash available for a stock market investment in a way that is most effective. An investor who owns high-yielding stocks (those that pay high taxable dividends) may improve his after-tax return by replacing the high-yielding issues with shares in the Aggressive Growth Portfolio. Although this may tend to increase the short-term volatility of his stock market holdings, the Portfolio’s tax planning could permit more of his stock market profits to be retained, instead of being lost to current taxes, so that his capital may grow faster. And an investor who is interested in short-term stock trading may acquire shares in the Portfolio whenever he believes the time is right to invest in stocks, knowing that the Portfolio is always fully invested in stocks and being able to take advantage of the fact that the Portfolio invests only in volatile stocks. Thereby he can maintain a larger position in the stock market without risking too much of his speculative budget.

Investment Categories

        Dollar assets. The Prospectus describes the investment categories and Target Percentages of the Fund’s Permanent Portfolio. As a further elaboration on the Dollar asset investment category, and for information regarding the holdings of the Treasury Bill Portfolio and the Versatile Bond Portfolio, please see the box on the following page. Any dollar asset is subject to default risk, that is, the risk that the issuer’s promise to make payment will not be kept. The Fund’s management attempts to reduce this risk to a very low level by purchasing high-grade dollar assets, i.e., those which, in the opinion of the Fund’s management, are secure enough to escape default even under deflationary economic conditions. Consequently, the Portfolios do not invest in certificates of deposit or commercial paper, even though the yields on such investments may be higher than the yields on high-grade dollar assets. Long-term dollar assets, and, to a lesser extent, short-term dollar assets, are subject to the risk of rising interest rates. As rates rise, as they tend to do during periods of rising inflation, the market values of dollar assets decline. See the discussion under “Investment Strategy - Abruptly-slowing inflation” above. The degree to which the Permanent Portfolio through its dollar assets is exposed to the risk of rising interest rates can be measured by the average length to maturity (the “term structure”) of the Permanent Portfolio’s net dollar assets (the amount of the Permanent Portfolio’s dollar assets reduced by any outstanding borrowings). The greater the average length to maturity, the greater the risk. The average length to maturity of the Permanent Portfolio’s net dollar assets will not exceed 15 years. For purposes of computing the average length to maturity of the Permanent Portfolio’s dollar assets, the following method is used:

(i)	multiply the value of each dollar asset by the length of time until its maturity;

(ii)	compute the sum of the results of (i);

(iii)	from the result of (ii), subtract the sum of the amount of each debt (including reverse repurchase agreements) owed by the Permanent Portfolio multiplied by the length of time until its repayment is due;

(iv)	divide the result of (iii) by the Permanent Portfolio’s average net dollar assets.

        Repurchase agreements. The Permanent Portfolio may also hold repurchase agreements on the dollar assets described above. (The Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio may also include repurchase agreements in their assets.) See the box on the following page. A Portfolio would suffer a loss on a repurchase agreement if the seller defaulted on his repurchase obligation when the value of the underlying investment had declined to less than the agreed upon repurchase price. In order to reduce the risk of loss from such transactions, a Portfolio will enter into repurchase agreements whose underlying investments are, in the case of the Permanent Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio, only other Dollar assets (or, in the case of the Treasury Bill Portfolio, Treasury securities), which in the opinion of the Fund’s management present only a very small risk of default. Less than 5% of the net assets of the Fund during the last fiscal year were subject to repurchase agreements, and the Fund intends that less than 5% of its net assets will be subject to repurchase agreements during the current fiscal year.

HIGH-GRADE DOLLAR ASSETS

        U.S. Treasury Bills. Treasury bills are short-term (52 weeks or less) loans to the U.S. Government. Treasury bills are full-faith-and-credit obligations of the U.S. Treasury and are generally regarded as being free of any risk of default. Treasury bills are actively traded in the open market. Because of their short time to maturity, their day-to-day price fluctuations are small.

        U.S. Treasury Notes and Bonds. Treasury notes and bonds are long-term (as long as 30 years) loans to the U.S. Government. Like Treasury bills, they are full-faith-and-credit obligations of the U.S. Treasury and are generally regarded as free of any risk of default. Treasury notes and bonds are actively traded in the open market. Because of their long maturities, they are subject to larger day-to-day fluctuations in price than Treasury bills.

        U.S. Government Agency Securities. Short-term notes and long-term bonds are also issued by various agencies of the U.S. Government or by enterprises sponsored by the U.S. Government, such as the Federal National Mortgage Association and the Government National Mortgage Association. Most such notes and bonds are not full-faith-and-credit obligations of the U.S. Treasury and generally do not carry a direct guaranty by the U.S. Government itself. However, because their issuers exist to carry out government programs, these securities are generally regarded as having negligible risk of default.

        High-Grade Corporate Bonds. High-grade corporate bonds are debt obligations of corporations with a Standard & Poor’s rating of “A” or higher and a remaining time to maturity of 24 months or less, and may include corporate notes and debentures. Such bonds are not guaranteed by the U.S. Government and are subject to some risk of default; however, the risk of default generally is considered to be very low. Such bonds also are subject to price fluctuations caused by changes in open-market interest rates; however, such fluctuations are much smaller than for long-term bonds and are only slightly greater than for U.S. Treasury bills. The Permanent Portfolio may invest in high-grade corporate bonds which, in the opinion of the Fund’s management, are secure enough to escape default even under deflationary economic conditions.

        Banker’s Acceptances. A banker’s acceptance is a postdated check written by a business (not necessarily a major corporation) that has been “accepted” and guaranteed by a bank. Usually, the postdating is for no more than nine months. The types of acceptances which the Permanent Portfolio would acquire are those which are actively traded in the open market.

        There are two, often three, guaranties behind a banker’s acceptance. First, the acceptance is an obligation of the bank that has accepted it. Second, if the accepting bank should default on its obligation, the business that wrote the accepted check ordinarily would be responsible for making payment to the investor. Third, an acceptance is often secured by a pledge of merchandise or other property. Banker’s acceptances are generally regarded as among the safest of all privately issued, short-term dollar assets. The Fund’s management considers banker’s acceptances, with their multiple backing, to be significantly safer than certificates of deposit, which represent the obligation of a single entity.

        Repurchase Agreements. In a repurchase agreement, the Permanent Portfolio buys an investment (the “underlying security”), such as a Treasury bond, that the seller agrees to buy back at a later date for a stated price. Repurchase agreements entered into by the Permanent Portfolio will generally run for seven days or less. The Permanent Portfolio earns interest on the transactions either in the form of an explicit payment or in the form of a differential between the purchase price and the repurchase price.

        Repurchase agreements may be considered loans to sellers of the underlying securities, with those securities constituting the collateral for the loans. The Permanent Portfolio would suffer a loss on a repurchase agreement if the seller defaulted on his obligation to repurchase the underlying securities when the value of the securities had declined to less than the agreed upon repurchase price. In order to reduce the risk of loss from such transactions, the Permanent Portfolio will enter into repurchase agreements whose underlying securities are only U.S. Treasury securities, U.S. Government Agency securities and banker’s acceptances, which in the opinion of the Fund’s management, present only a very small risk of default.

        The Permanent Portfolio generally will enter into repurchase agreements only with banks. It may enter into a repurchase agreement with a broker-dealer provided that the agreement is fully collateralized and “marked to market” daily (which would require sufficient adjustments of cash or collateral to be made each day so that the current value of the collateral is at least equal to the amount of the loan including accrued interest thereon). Such collateral would be deposited with the Fund’s Custodian.

        Gold. The Permanent Portfolio will buy and sell gold only to and from banks (both U.S. and foreign), regulated U.S. commodities exchanges, exchanges affiliated with a regulated U.S. stock exchange and dealers who are members of, or affiliated with members of, a regulated U.S. commodities exchange or stock exchange or approved by the U.S. Treasury as qualified to purchase American Eagle coins from the U.S. Mint, or interests equivalent thereto, in accordance with applicable investment laws. The Permanent Portfolio will not purchase gold from any producer of the metal or in any form that is not readily marketable. However, to the extent that the Permanent Portfolio actually holds gold bullion and coins, it may encounter higher storage and transaction costs than those normally associated with the ownership of securities. Gold generates no interest or dividends, offering only the potential for capital appreciation.

        Silver. The Permanent Portfolio’s silver holdings may include bullion-type silver coins minted by the U.S. Treasury.

        Swiss franc assets. The Permanent Portfolio also holds Swiss franc assets. The Swiss franc is subject to the risk that inflation (either actual or expected) will decrease in the U.S. or rise in Switzerland. The price of the Swiss franc is also subject to the imposition of exchange controls; to manipulation by the Federal Reserve System, the Swiss National Bank, and, to a lesser extent, by other Swiss central banks and official agencies; and to investment controls established by the Swiss or U.S. Government. While Switzerland has historically been a politically stable nation, there is no assurance that the country may not become subject to the risks discussed under “Risk Factors and Special Considerations - Foreign investments” in the Prospectus.

        Real estate and natural resource company stocks. Investments in the Permanent Portfolio’s real estate and natural resource company stocks category are generally common stocks, but the Permanent Portfolio may acquire preferred stocks, shares of beneficial interest in real estate investment trusts and American Depository Receipts (“ADRs”) on stocks within this category. The Permanent Portfolio will invest in a security in this category only if it is listed on a national securities exchange in the United States, the principal exchange of a foreign country, as determined by the Board of Directors, or is an over-the-counter stock quoted on NASDAQ.

        Aggressive growth stocks. Investments in the Permanent Portfolio’s aggressive growth stocks category, and investments in the Aggressive Growth Portfolio, may include stock warrants, which are long-term options to purchase shares of stock at a fixed price. Most stock warrants are subject to expiration, which causes their value to dwindle with the passage of time. Each of the Permanent Portfolio’s and the Aggressive Growth Portfolio’s total investments in warrants is limited to a value (at the lower of cost or market) not to exceed 5% of the Portfolio’s net assets; and warrants which are not listed on the New York or American Stock Exchanges may not exceed 2% of the Portfolio’s net assets.

        Short-term corporate bonds. Investments in the Permanent Portfolio’s dollar asset category, and investments in the Versatile Bond Portfolio, may include short-term corporate bonds rated “A” or higher by Standard & Poor’s when acquired by the Portfolio, but whose ratings subsequently have become downgraded. Ordinarily the Portfolio will sell any investment that has been downgraded below Standard & Poor’s “A” rating, but may retain such an investment if, in the opinion of the Fund’s management, the investment still appears secure enough to escape default even under deflationary economic conditions and if such investments in the aggregate do not exceed 2% of the Portfolio’s net assets.

        Illiquid Investments

        The Permanent Portfolio may hold in the aggregate a maximum of 10%, and the Aggressive Growth Portfolio may hold in the aggregate a maximum of 5%, of its net assets in investments that have no ready market for resale and securities for which no readily available market quotation exists, including repurchase agreements maturing in more than 7 days. For this purpose, securities of U.S. issuers are deemed to have no readily available market quotation if they are restricted securities (securities that must be registered under the Securities Act of 1933 before they may be offered or sold to the public); securities of non-governmental foreign issuers are deemed to have no readily available market quotation if they are not listed or traded on a recognized domestic or foreign securities exchange; other assets of the Portfolio are deemed to have no ready market for resale if, in the opinion of the Fund’s Board of Directors, no bona fide market exists for the asset at the time of its purchase or subsequent valuation. However, no investment is counted toward the limit if its bid/asked spread (on bona fide quotes from dealers and market-makers) normally is less than 4%, or if it is subject to a put option exercisable in 7 days or less or a forward contract that matures in 7 days or less.

        Such illiquid investments may include investments in a broker-dealer subsidiary of the Fund in amounts not to exceed in the aggregate 1% of the Permanent Portfolio’s net assets and 2% of the Aggressive Growth Portfolio’s net assets. The Fund has, however, liquidated and dissolved its broker-dealer subsidiary World Money Securities, Inc., and has no present plans to hold such investments in the future. Also, see “Investment Restrictions” below.

        If through the appreciation of restricted securities and other assets for which no readily available market quotation or ready market exists or through the depreciation of unrestricted securities or other assets for which a ready market does exist, more than 10% of the Permanent Portfolio’s net assets, or more than 5% of the Aggressive Growth Portfolio’s net assets, should be invested in illiquid assets, then the Fund’s management would consider appropriate steps to protect its liquidity. Less than 5% of the Permanent Portfolio’s assets and less than 5% of the Aggressive Growth Portfolio’s assets during the last fiscal year were considered to be illiquid investments, and the Permanent Portfolio and the Aggressive Growth Portfolio each intends that less than 5% of its assets will be considered to be illiquid investments during the current fiscal year.

Offsetting and Indirect Investments

        The Permanent Portfolio, in carrying out its investment and tax planning policies and in maintaining the Target Percentage for each investment category, and the Aggressive Growth Portfolio, in carrying out its investment and tax planning policies, each may write covered call options and purchase put options on stocks that it owns, make short sales of stocks that it owns, and borrow money and enter into reverse repurchase agreements. The Permanent Portfolio also may buy and sell gold, silver and Swiss francs in the forward market (including through the purchase and sale of futures contracts). None of the Permanent Portfolio’s assets during the last fiscal year was subject to or consisted of covered call options, put options, forward contracts, short sales, borrowed money or reverse repurchase agreements, and the Permanent Portfolio anticipates that none of its assets will be subject to or consist of such investments or techniques during the current fiscal year. None of the Aggressive Growth Portfolio’s assets during the last fiscal year was subject to or consisted of covered call options, put options, short sales, borrowed money or reverse repurchase agreements, and the Aggressive Growth Portfolio anticipates that none of its assets will be subject to or consist of such investments or techniques during the current fiscal year. Although these devices are commonly associated with speculative, short-term trading, each of the Permanent Portfolio and the Aggressive Growth Portfolio is prohibited from using them, and will not use them, for such purpose (or in contravention of such rules and regulations or orders as the Securities and Exchange Commission may prescribe). The Permanent Portfolio will use short sales, forward contracts, put and call options, borrowings and reverse repurchase agreements only to reduce discrepancies between the Permanent Portfolio’s actual holdings and the Target Percentages in instances where the devices appear to offer an advantage in price or yield over a direct purchase or sale of the underlying asset, or for tax planning. The Aggressive Growth Portfolio will use such devices only in instances where they appear to offer an advantage in price or yield over a direct purchase or sale of the underlying asset, or for tax planning. Each of the Permanent Portfolio and the Aggressive Growth Portfolio expects, when it uses put and call options, forward contracts, and short sales, actually to make or accept delivery of the underlying asset. The Permanent Portfolio and the Aggressive Growth Portfolio would elect not to make or accept delivery only when so electing would, in the opinion of the Fund’s management, achieve an advantage in price, yield, or tax planning. In such instances, those Portfolios would enter into an offsetting option transaction (selling the put and purchasing the call), or an offsetting forward transaction (selling or purchasing a forward contract, as the case might be), or would close out the short sale by purchasing and delivering the underlying securities. Those Portfolios generally would incur additional brokerage costs in doing so. The Permanent Portfolio may engage in forward contracts and short sales outside of the United States, which might entail additional risks. See “Risk Factors and Special Considerations - Foreign investments” in the Prospectus.

        As an example of how the Permanent Portfolio might use the strategies described above, if the Permanent Portfolio’s actual holdings of gold exceeded the Target Percentage of 20%, the Permanent Portfolio might enter into a forward sale for the excess amount. The quantity of gold subject to the forward sale then would be counted as an offset against the Permanent Portfolio’s actual holdings, and the payment receivable from the forward sale would be counted as a dollar asset.

        Similarly, the Permanent Portfolio might increase its position in an investment category by making purchases in the forward market. For example, if the Permanent Portfolio’s actual holdings of silver fell below the Target Percentage of 5%, the Permanent Portfolio might purchase silver in the forward market and count it as silver owned. The money payable to the seller upon delivery of the silver to the Permanent Portfolio would be counted as an offset against the Permanent Portfolio’s holdings of dollar assets.

        As a further example, the Permanent Portfolio or the Aggressive Growth Portfolio might use put and call options to effectively reduce its holdings of a particular stock. Those Portfolios would do so by writing (selling) call options on the shares of stock they owned and simultaneously purchasing put options (with the same expiration date and striking price) on the same stock. The effect of the option transactions would be virtually to eliminate the Portfolio’s interest in the price of the stock for the duration of the options, since the net value of the option position would (within narrow limits) change dollar for dollar with, but in the direction opposite to, changes in the price of the stock. The combined dollar value of the stock and the option position would be approximately fixed, but, due to competitive factors in the option market, normally would tend to rise gradually over the life of the options. Accordingly, while the option position remains open, the Permanent Portfolio would count the value of the stock together with the option position as a dollar asset.

        The Permanent Portfolio may borrow money or enter into reverse repurchase agreements in order to reduce its net holdings of dollar assets to the level called for by the Target Percentages, but the Portfolio may not and will not borrow for the purpose of speculative, short-term trading. The amount of any borrowing by the Permanent Portfolio would be counted as an offset against the Permanent Portfolio’s holdings of dollar assets, and the money borrowed would be invested to increase the Permanent Portfolio’s holdings in other investment categories to the levels called for by the Target Percentages.

        Additional information regarding offsetting and indirect investments appears below.

        Put and call options. In exchange for a premium, the seller (writer) of a call option grants to the option buyer the right, until a certain expiration date, to purchase shares of stock at a fixed price (the striking price). For a speculative trader, the risk assumed by selling a call option is that the market price of the underlying stock prevailing on the expiration date may be above the option’s striking price. In that case the speculative option seller (unlike the Permanent Portfolio and the Aggressive Growth Portfolio, which would own the underlying stock) could be forced to purchase the stock to cover the option and deliver it to the option buyer. The difference between the option’s striking price and the stock’s price in the open market would represent a loss to the option seller.

        By paying a premium, the purchaser of a put option acquires the right, until a certain expiration date, to sell shares of stock at a fixed striking price. For a speculative trader, the risk of purchasing a put is that the market price of the underlying stock prevailing on the expiration date may be above the option’s striking price. In that case the option would expire worthless and the entire amount invested in it would be lost.

        The purchase of a put option simultaneously with the sale of a call option (on the same stock and with the same striking price and expiration date) is considered in economic effect a short sale of the underlying stock; the net value of the option position tends to change dollar for dollar with, but in a direction counter to, the price of the underlying stock. The Permanent Portfolio or the Aggressive Growth Portfolio might enter into a short sale, instead of a combined option transaction, of a particular stock that it owned if no option were available on the stock or if the short sale provided an advantage in price over a combined option transaction.

        The combined option transaction also involves both the payment of a premium (for the purchase of the put option) and the receipt of a premium (from the sale of the call option). For a speculative trader, the risk of such a combined option transaction is that the price of the underlying stock will rise. In that case, each one-dollar rise in the price of the stock would result in a loss of approximately one dollar on the combined option transaction.

        The only type of option transaction which the Permanent Portfolio or the Aggressive Growth Portfolio may enter into as an offsetting or indirect investment is the combined transaction described in the preceding paragraph. However, those Portfolios will enter into such a transaction only if they actually own the stock to which the options apply, and they will continue to hold the option position only while they continue to hold the stock. Thus any loss on a permissible option transaction should be approximately equalled by a gain on the price of the stock. Consequently those Portfolios will not be exposed to the risks normally associated with the speculative use of put and call options.

        Each of the Permanent Portfolio and the Aggressive Growth Portfolio has adopted the following operating policies with respect to option transactions used as offsetting or indirect investments, which may be changed only by the Fund’s Board of Directors:

  the aggregate value of the stock underlying option transactions, determined as of the date the options are entered into, will not ordinarily exceed 10% and may not exceed 25% of such Portfolio’s net assets. Neither of such Portfolio’s net assets during the last fiscal year were subject to option transactions, and each of such Portfolios intends that less than 5% of its net assets will be subject to option transactions during the current fiscal year;

  the stock underlying the options must be listed on a national securities exchange, and the option must be issued by the Chicago Board Options Clearing Corporation;

  the aggregate premiums paid for all put options purchased by such Portfolio and held by such Portfolio at any one time will not exceed 2% of such Portfolio’s net assets;

  the stock underlying the options must be qualified within such Portfolio’s investment categories; and

  the maximum term of the options will not exceed nine months.

        Any gain (or loss) on stocks liquidated through such an option transaction would be recognized in the year the options are exercised. During most months of the year, options are available that do not expire until the following year. Thus, provided that the holder of the call option which the Permanent Portfolio or the Aggressive Growth Portfolio has sold does not exercise it before the end of the year in which it is written, the Portfolio could use a combined option transaction to defer recognition of a capital gain (or loss) into the following year. In some cases those Portfolios might want to accomplish such a deferral in order to offset the gain (or loss) of one stock position against the loss (or gain) from the sale of other assets. In addition, the net proceeds of a stock liquidation through a combined option transaction may be greater, even allowing for brokerage costs, than through a direct sale.

        The foregoing discussion applies only to option transactions used as offsetting or indirect investments and has no application to the acquisition of stock warrants by the Permanent Portfolio or the Aggressive Growth Portfolio. See “Investment Categories - Aggressive growth stocks” in this SAI.

        Forward contracts. A forward purchase obligates the purchaser to pay a fixed price for a commodity (or currency) to be delivered at a fixed date in the future. A forward sale is the counterpart of a forward purchase; it obligates the seller to deliver a commodity (or currency) on a fixed date in the future in exchange for a fixed price.

        Except for futures contracts (the type of forward contract that is traded on a U.S. futures exchange), forward contracts usually are settled in cash at the contract’s maturity date. A futures contract, on the other hand, usually involves daily settlement, in cash, of the gain or loss on the commodity’s price each day. Commodity futures contracts traded on U.S. commodity exchanges are subject to the regulation of the exchange and of the Commodity Futures Trading Commission under the Commodity Exchange Act, in order to prevent price manipulation and excessive speculation, and to promote orderly and effective commodity futures markets. Such regulations may include trading and daily price limits, position limits and margin requirements. Forward contracts with a bank or dealer generally are not secured or guaranteed by an exchange, clearing corporation, or similar entity.

        Because it is possible to enter into forward purchase and sales contracts by making an initial payment of as little as 5% (or even less) of the value of the commodity, forward contracts can involve a high degree of risk; even a small decline in the price of the commodity could result in the loss of most or all of the cash invested. The Permanent Portfolio, however, will not trade in commodity forward contracts; it will enter into forward purchases only for amounts of commodities (or Swiss francs) needed to meet the Target Percentages, and it will enter into forward sales only for amounts of commodities (or Swiss francs) it actually owns that exceed the Target Percentages. Consequently, the Permanent Portfolio will not be subject to the high degree of risk associated with the speculative use of forward contracts, although each forward transaction, viewed in isolation, would still appear to involve the risks normally associated with forward contracts. Furthermore, the Permanent Portfolio has adopted the following operating policies, which may be changed only by the Fund’s Board of Directors:

  the Permanent Portfolio will use forward contracts only to acquire and dispose of actual commodities (or Swiss francs) within the Target Percentages, and not for any speculative purpose;

  the Permanent Portfolio will enter into forward contracts only through a regulated U.S. commodity exchange or dealers who are members of or affiliated with members of a regulated U.S. commodity exchange, or with the ten largest (in assets) U.S. banks or ten largest (in assets) Swiss commercial banks, excluding cantonal and savings banks, as determined by the Swiss National Bank;

  the Permanent Portfolio’s net assets plus borrowings by the Permanent Portfolio and the aggregate price of all commodity forward contracts owned by the Permanent Portfolio (measured by multiplying the number of units to which the contracts refer by the price per unit specified) will equal at least 300% of the aggregate price of all commodity forward contracts owned by the Permanent Portfolio and any borrowings. If the 300% requirement specified above is not being met at any time, the Permanent Portfolio will take the necessary steps to restore the 300% coverage within three business days. Sales of commodity forward contracts in order to comply with this 300% limitation may have an adverse impact on the Permanent Portfolio;

  the Permanent Portfolio will segregate, and maintain in a segregated account until the commodity forward purchase contract is closed out, cash or U.S. government securities equal in value to the purchase price required to be paid by the Permanent Portfolio due on the settlement date under the contract;

  the Permanent Portfolio will not invest (including the placing of additional margin deposits) more than twice the amount of the original margin deposit in any commodity forward contract; and

  the Permanent Portfolio will not invest in, or be contingently obligated in connection with, commodity contracts in an amount exceeding 10% of its assets.

        The assets maintained in the segregated account referred to above will continue to be treated as dollar assets for purposes of the Target Percentages until the settlement date under the contract.

        The Permanent Portfolio did not engage in any forward contracts during the last fiscal year, and does not intend to engage in any forward contracts during the current fiscal year.

        Short sales. A short sale obligates the seller to deliver a security at a later, perhaps indefinite, date. In return, the seller receives a price that is fixed on the date of the sale. For a speculative trader, the risk of making a short sale is that the price of the security will rise, forcing the short seller to purchase the security at a higher price than he receives from the short sale. In principle, the potential loss is unlimited, since there is no absolute limit on how high an investment’s price might rise.

        Each of the Permanent Portfolio and the Aggressive Growth Portfolio will enter into short sales only of stocks which it contemporaneously owns, and it will retain such stocks so long as the short position remains open. (In other words, those Portfolios will enter into short sales “against the box.”) Consequently, those Portfolios will not be exposed to the risks associated with the speculative use of short sales. Neither the Permanent Portfolio nor the Aggressive Growth Portfolio entered into short sales during its last fiscal year, nor intends to enter into short sales during its current fiscal year. Furthermore, the Permanent Portfolio and the Aggressive Growth Portfolio each has adopted the following operating policies with respect to short sales, which may be changed only by the Fund’s Board of Directors:

  such Portfolio will limit the dollar amount of short sales at any one time to a value ordinarily not to exceed 10% and in no instance to exceed 25% of its net assets; and

  the value of securities of any one issuer in which such Portfolio may be short will not exceed the lesser of 2% of the value of such Portfolio’s net assets or 2% of the securities of that class of that issuer.

        For tax purposes, a capital gain (or loss) on a short sale is generally recognized when the seller makes delivery of the securities he has sold short. A short sale “against the box” is treated as a constructive sale of the underlying security at the time it is entered into. The gain (or loss) is long-term only if the securities had been held for more than the applicable minimum holding period for long-term capital gains at the time of the short sale.

        Borrowed money. The purchase of investments with borrowed money can entail a higher degree of risk from price fluctuations than a cash purchase using one’s own funds, since the borrowings allow the buyer to purchase more of the investment than he could using only his own cash (“Leverage Risk”). For example, if the buyer finances a purchase 50% with his own cash and 50% with borrowed funds, each 1% decline in the price of the investment would result in a 2% decline in the net value of his position in the investment. A 50% decline in price would result in a total loss. In addition, the buyer would incur interest expense on borrowed funds.

        Borrowing also can add to the risk of loss from investment price fluctuations if the borrowing increases the average length to maturity of the borrower’s net dollar assets, since such borrowing may increase the borrower’s exposure to fluctuations in the prices of dollar assets due to changes in interest rates (“Interest Rate Risk”). However, as indicated under “Investment Categories” above, the average length to maturity of the Permanent Portfolio’s net dollar assets may not exceed 15 years - a term structure that the Permanent Portfolio could achieve without the use of borrowed money. Consequently, the Permanent Portfolio’s ability to borrow will not increase its potential exposure to loss from investment price fluctuations due to Interest Rate Risk. Furthermore, the Permanent Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio each has adopted the following operating policies with respect to borrowings:

  the amount of money such Portfolio may borrow will be limited by the Investment Company Act of 1940 (the “Act”) so that immediately after such borrowing the amount borrowed may not exceed 33 1/3% of the value of such Portfolio’s assets (including the amount borrowed) less its liabilities (not including any borrowings but including the fair market value at the time of computation of any securities with respect to which there are open short positions). If, due to market fluctuations or other reasons, the value of such Portfolio’s assets falls below the coverage requirement of the Act, such Portfolio will, within three business days, reduce its debt to the extent necessary. To do this such Portfolio may have to sell a portion of its investments at a time when it may be disadvantageous to do so;

  such Portfolio may borrow only from banks in accordance with the Act, and will also be subject to applicable margin limitations imposed by regulations adopted by the Federal Reserve Board;

  in observing these limits, such Portfolio will count the proceeds of reverse repurchase agreements (see below) as borrowed money; and

  such Portfolio will segregate, and maintain in a segregated account until the borrowing is repaid, cash, U.S. government securities or other appropriate liquid assets equal to the amount borrowed. See “Forward contracts” above for the treatment of the segregated assets.

        No Portfolio engaged in any borrowings during the last fiscal year, and no Portfolio intends to engage in any borrowings during the current fiscal year.

        Reverse repurchase agreements. A reverse repurchase agreement is a special device for borrowing money. Under such an agreement, the borrower sells an investment (usually a bond, money market instrument or other dollar asset) and agrees to repurchase it later at a fixed price. Because it is possible to borrow nearly the entire purchase price of a bond or other dollar asset through a reverse repurchase agreement, such agreements can be used by traders to speculate on price changes, especially price changes associated with declines in interest rates. Such speculation is highly risky, since an unforeseen rise in interest rates could cause a loss that equalled or even exceeded the cash invested.

        Neither the Permanent Portfolio, the Versatile Bond Portfolio nor the Aggressive Growth Portfolio will use reverse repurchase agreements for any speculative purpose. Reverse repurchase agreements have virtually the same effect on a Portfolio as borrowing. Those Portfolios might enter into a reverse repurchase agreement, instead of a borrowing, if the reverse repurchase agreement provides an advantage in interest rate over a borrowing. None of the Permanent Portfolio’s, the Versatile Bond Portfolio’s or the Aggressive Growth Portfolio’s net assets during the last fiscal year were subject to reverse repurchase agreements, and none of such Portfolios intends that its net assets will be subject to reverse repurchase agreements during the current fiscal year.

        The Permanent Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio will count the proceeds of a reverse repurchase agreement as borrowed money. Consequently, as in the case of direct borrowing (discussed above) a Portfolio’s use of reverse repurchase agreements should not add to its potential risk of loss from investment price fluctuations. Furthermore, the Permanent Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio each has adopted the following operating policies with respect to reverse repurchase agreements:

  such Portfolio will enter into only those reverse repurchase agreements that have a specified repurchase price;

  such Portfolio will enter into reverse repurchase agreements only with banks; and

  such Portfolio will segregate, and maintain in a segregated account until the reverse repurchase agreement is closed out, cash, U.S. government securities or other appropriate liquid assets equal to the repurchase price. See “Forward contracts” above for the treatment of the segregated assets.

        Default risk. Put and call options, forward purchases, short sales, borrowings and reverse repurchase agreements all involve contracts between a Portfolio and a bank, broker, dealer or clearinghouse. A default by any of them could expose the Portfolio to serious loss. Although the risk of such a loss is small, the Fund’s management intends to reduce a Portfolio’s exposure by giving preference to banks, brokers, dealers and clearinghouses which, in the opinion of the Fund’s management, have an especially high degree of creditworthiness and by giving preference to transactions that require the corresponding party to pledge or otherwise deliver or establish collateral to the benefit of such Portfolio.

Strategic Portfolio Adjustments

        Because investment prices are constantly changing, the actual composition of the Permanent Portfolio’s holdings will never exactly match the Target Percentages. Ordinarily, whenever the Permanent Portfolio’s actual holdings in any investment category deviate from the category’s Target Percentage by more than 1/10th of the Target Percentage, the Permanent Portfolio will buy or sell investments to correct the discrepancy (unless it is corrected by changes in market prices) and will do so within 30 days from the initial day of such deviation.

        The Permanent Portfolio’s management is authorized to delay portfolio adjustments whenever, in its opinion, extraordinary circumstances make it desirable to do so. In the event of such a delay, the Permanent Portfolio’s actual holdings in one or more investment categories could deviate by more than 1/10th from the Target Percentages for those categories for a period in excess of 30 days. Circumstances that might occasion a delay include:

1.	A disorderly market, i.e., when the differences between the buying and selling prices (bid and asked) quoted by market makers and investment dealers are, in the opinion of the Fund’s management, abnormally large;

2.	A banking crisis or other financial emergency that compromises the ability of brokers and dealers to consummate investment transactions;

3.	The inability to make a portfolio adjustment without recognizing a large short-term capital gain; and

4.	The inability to make a portfolio adjustment without jeopardizing the Permanent Portfolio’s federal tax status as a regulated investment company.

        The Permanent Portfolio will not delay portfolio adjustments called for by the Target Percentages in anticipation of a change in the general price level of any investment category.

        A Portfolio may acquire assets from another Portfolio that are otherwise qualified investments for the Portfolio, so long as neither Portfolio bears any markup or spread and no commission, fee or other remuneration is paid in connection with the acquisition. Any such transaction would be a cash purchase or sale of a security for which market quotations are readily available, at its independent current market price, in a manner consistent with Section 17(a) of the Investment Company Act of 1940 and Rule 17a-7 thereunder.

Investment Restrictions

        The investment policies and restrictions described in the Prospectus and this SAI are intended to remain in force indefinitely. The investment restrictions described below have been adopted by the Fund as operating policies and are subject to change by the Fund’s Board of Directors. However, the Fund will not change any operating policy without notifying its shareholders in advance. The Fund will not:

1.	Purchase securities of companies for the purpose of exercising control or management.

2.	Purchase securities on margin, although the Permanent Portfolio may enter into commodity forward contracts (but only in accordance with the operating procedures and policies contained elsewhere in the Prospectus and this SAI) and obtain such short-term credit as may be necessary for the clearance of purchases and sales of portfolio investments.

3.	Purchase securities of any other registered open-end investment company except as part of a merger or consolidation.

4.	Invest in straddles or spreads.

5.	Purchase from or sell to any officer, director or employee of the Fund, or its adviser, or any of its partners or employees, any securities other than shares of any Portfolio of the Fund.

6.	Purchase or retain the securities of any issuer if those officers and directors of the Fund or partners of its adviser owning individually more than 1/2% of a class of securities of such issuer together own more than 5% of such securities of such issuer.

7.	Retain a custodian for its assets which shall be other than a bank or trust company having at least $2,000,000 in aggregate capital, surplus and undivided profits and, upon the resignation or inability to serve of the custodian, the Fund shall use its best efforts to obtain and transfer its assets to a similarly qualified custodian or submit to its stockholders the question whether to function without such a custodian.

8.	Invest more than 5% of the value of the total assets of a Portfolio in securities of companies which together with predecessors have a record of less than three years’ continuous operation.

9.	Pledge, mortgage or hypothecate assets of any Portfolio having a market value greater than 15% of the value of that Portfolio’s gross assets (taken at cost), except to secure permitted borrowings of that Portfolio. Less than 5% of the value of any Portfolio’s gross assets during the last fiscal year were pledged, mortgaged or hypothecated, and each Portfolio intends that less than 5% of the value of its gross assets will be pledged, mortgaged or hypothecated during the current fiscal year.

10.	Use as security for borrowings of any Portfolio more than 35% of value of that Portfolio’s assets. Less than 5% of value of any Portfolio’s assets during the last fiscal year were used as security for borrowings of that Portfolio, and each Portfolio intends that less than 5% of value of its assets will be so used during the current fiscal year.

        Under the Investment Company Act of 1940, certain policies of the Fund may not be changed unless authorized by the vote of a majority of its outstanding voting securities. In addition to those fundamental policies described in the Prospectus, without shareholder approval:

1.	Subject to the policy regarding a wholly-owned broker-dealer subsidiary, the Fund will not act as a securities underwriter of other issuers except to the extent that acting as such may be necessary to dispose of securities acquired by the Fund. (However, in connection with the disposition of “restricted securities” and securities for which there is no readily available market quotation, the Fund may be deemed to be an underwriter under certain federal securities laws.)

2.	The Fund will not lend its assets to its officers, directors, adviser or affiliates of its adviser, nor shall such persons take long or short positions in shares of the Fund (which prohibition shall not prevent them from acquiring such shares for investment purposes at the current net asset value).

3.	No Portfolio will concentrate its investments in any particular industry or group of industries (i.e., no more than 25% of the value of any Portfolio’s assets, other than securities issued by the United States government or an agency or instrumentality thereof, will be invested in any one industry).

4.	No Portfolio will invest in the stock of any issuer, other than the United States government or an agency or instrumentality thereof, if immediately thereafter more than 5% of that Portfolio’s total assets (taken at market value) would be invested therein. For this purpose, options on the stock of any corporation will be deemed to be securities issued by that corporation.

5.	Subject to the policy regarding a wholly-owned broker-dealer subsidiary, neither the Permanent Portfolio nor the Aggressive Growth Portfolio will invest in the stock of any issuer, other than the United States government or an agency or instrumentality thereof, if immediately thereafter more than 10% of the outstanding voting stock of such issuer would be held by the respective Portfolio.

6.	Neither the Treasury Bill Portfolio nor the Versatile Bond Portfolio will invest in the stock of any issuer, other than the United States government or an agency or instrumentality thereof, if immediately thereafter more than 10% of the outstanding voting stock of such issuer would be held by the respective Portfolio.

7.	The Permanent Portfolio will not borrow money, issue senior securities, purchase or sell real estate (including real estate limited partnerships) or commodities or oil, gas or other mineral leases, or make loans to other persons, except as follows: the amount of money the Permanent Portfolio may borrow will be limited by the Investment Company Act of 1940 so that immediately after such borrowing the amount borrowed may not exceed 33 1/3% of the value of the Permanent Portfolio’s assets (including the amount borrowed) less its liabilities (not including any borrowings but including the fair market value at the time of computation of any securities with respect to which there are open short positions). In observing these limits, the Permanent Portfolio will count the proceeds of reverse repurchase agreements as borrowed money.

8.	Neither the Treasury Bill Portfolio, the Versatile Bond Portfolio nor the Aggressive Growth Portfolio will borrow money, issue senior securities, purchase or sell real estate (including limited partnership interests) or commodities or oil, gas or other mineral leases, make loans or lend its assets to other persons, hold more than 5% of its net assets in investments which are not readily marketable, engage in short sales or write put options or uncovered call options (other than as noted above), except as follows: the amount of money any such Portfolio may borrow will be limited by the Investment Company Act of 1940 so that immediately after such borrowing the amount borrowed may not exceed 33 1/3% of the value of the respective Portfolio’s assets (including the amount borrowed) less its liabilities (not including any borrowings but including the fair market value at the time of computation of any securities with respect to which there are open short positions).

9.	Notwithstanding any other policy of the Permanent Portfolio, the Permanent Portfolio may form a wholly-owned subsidiary for the purpose of engaging in broker-dealer activities. The total amount of the Permanent Portfolio’s capital contributions to such subsidiary shall be limited to an amount not to exceed, in the aggregate, 1% of the net assets of the Permanent Portfolio as of the time that any capital contribution is made. The Permanent Portfolio shall not make any capital contribution to such subsidiary that would increase the then current value of the Permanent Portfolio’s investment in the subsidiary to an amount in excess of 1% of the then net assets of the Permanent Portfolio.

ORGANIZATION AND MANAGEMENT

Fund History

        The Fund was incorporated under the laws of Maryland on December 14, 1981, under the name “Permanent Portfolio Fund, Inc.” and changed its name to “Permanent Portfolio Family of Funds, Inc.” on August 10, 1988. The Fund was originally organized with a single Portfolio which commenced operations as an investment company on October 15, 1982. That Portfolio continues, with the same investment policy, and is now called the Fund’s “Permanent Portfolio.” The Fund’s Treasury Bill Portfolio commenced operations on May 26, 1987, the Fund’s Aggressive Growth Portfolio commenced operations on January 2, 1990 and the Fund’s Versatile Bond Portfolio commenced operations on September 27, 1991. The Fund may offer additional Portfolios from time to time.

Investment Adviser

        The Fund retains World Money Managers (the “Investment Adviser”) as its adviser. The Investment Adviser is a limited partnership organized in August 1981 under the laws of the State of California. The Investment Adviser’s limited partners are Terry Coxon, Robert F. Allen, Jr., Robert F. Schaub Irrevocable Trusts, The Schaub Corporation, The Alan and Holly Sergy 1998 Trust and Permanent Portfolio Information, Inc. The Investment Adviser’s general partners are Terry Coxon and Terry Coxon, Inc., a California corporation wholly owned by Terry Coxon. Mr. Coxon also serves as President and a director of the Fund. See “Directors and Officers” on the following page.

        The services the Investment Adviser provides to the Fund and the compensation it receives are defined in the Investment Advisory Contract (the “Contract”) between the Fund and the Investment Adviser, dated June 19, 1996. The Investment Adviser received the following investment advisory fees from each Portfolio for the last three fiscal years:

Advisory Fees Paid for Fiscal Year Ended January 31

	2001	2000	1999

Permanent Portfolio	$ 629,218	$ 687,246	$ 775,077
Treasury Bill Portfolio(1)	505,050	549,685	582,473
Versatile Bond Portfolio(2)	130,272	150,578	161,938
Aggressive Growth Portfolio	277,658	251,511	229,836

(1)	Net of investment advisory fees waived of $401,704, $436,923 and $466,838 for the fiscal years ended January 31, 2001, 2000 and 1999, respectively.
(2)	Net of investment advisory fees waived of $66,064, $75,751 and $80,753 for the fiscal years ended January 31, 2001, 2000 and 1999, respectively.

        During the year ended January 31, 2001, the Investment Adviser voluntarily agreed to waive portions of the advisory fee allocable to the Treasury Bill Portfolio and to the Versatile Bond Portfolio to the extent that either Portfolio’s total advisory fee otherwise would exceed an annual rate of 5/8 of 1% (0.625%), in the case of the Treasury Bill Portfolio, or 3/4 of 1% (0.750%), in the case of the Versatile Bond Portfolio, of the respective Portfolio’s average daily net assets. The Investment Adviser may continue voluntarily to waive such fees, although it is not required to do so, and reserves the right to revoke, reduce or change the waiver prospectively upon five days written notice to the Fund.

        The Contract also provides that the Investment Adviser shall not be liable to the Fund or to any shareholder for anything done or omitted by it, including losses sustained by the Fund in the purchase, holding or sale of any Fund investment, except acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties imposed upon it by the Contract.

        The Contract was most recently approved by the Board of Directors of the Fund, including a majority of the Fund’s Independent Directors, on December 10, 2000; the Contract was most recently approved by a majority of the outstanding voting securities of each of the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio on August 22, 1996.

        The Contract will continue in force and may be renewed from year to year thereafter with respect to a Portfolio, provided that any such renewal has been specifically approved annually by the vote of a majority of the outstanding voting securities of the Portfolio or by the Fund’s Board of Directors. In addition, to continue in force, the Contract must be approved annually by a majority of the Fund’s Independent Directors, voting in person at a meeting called for the purpose of considering continuation of the Contract.

        The Contract may be terminated by either party without penalty on 60 days’ written notice to the other party. Such termination may be effected on behalf of the Fund by its Board of Directors or by a vote of a majority of its outstanding voting securities, or on behalf of a Portfolio of the Fund by a vote of a majority of the outstanding voting securities of that Portfolio. Assignment of the Contract to another party automatically terminates it.

        Additional information regarding the Contract is set forth in the Prospectus under “Management - Investment Adviser.”

Board of Directors

        The business and affairs of the Fund are managed under the direction of the Board of Directors who exercise all powers of the Corporation granted under Maryland law.

DIRECTORS AND OFFICERS(1)(7)

David P. Bergland (2)(3)(4)(5)(6)  age 66, Director
Attorney specializing in business litigation, currently a sole practitioner in Costa Mesa, California. Mr. Bergland is also a writer, lecturer, publisher and Adjunct Professor of Law at Western State University College of Law in Irvine, California. Mr. Bergland has served as a director of the Fund since 1992.

Hugh A. Butler (2)(4)(5)(6)  age 48, Director
Chief Executive Officer and Founder of Computer Consultants Corporation, Salt Lake City, Utah. Mr. Butler has served as a director of the Fund since 1996.

Terry Coxon •  age 57, President and Director
Investment adviser and author since 1976; along with Terry Coxon, Inc., a corporation which he wholly owns and for which he serves as President and director, Mr. Coxon is the general partner of the Investment Adviser. Mr. Coxon also has served as President and a director since 1987 of Bullion Security Corporation, the sponsor of United States Gold Trust, an investment trust. Mr. Coxon is the founder of the Fund and has served as its President and as a director since its inception.

Michael J. Cuggino •  age 38, Treasurer and Director
A Certified Public Accountant, Mr. Cuggino has served as Treasurer of the Fund since 1993 and as a director of the Fund since 1998. Mr. Cuggino has also served as Treasurer since 1993 of Bullion Security Corporation and from 1993 through 1996 of World Money Securities, Inc., the Fund’s former broker-dealer subsidiary. From 1991 through 1992, Mr. Cuggino served as Assistant Treasurer of the Fund, Bullion Security Corporation and World Money Securities, Inc. From 1985 until 1991, Mr. Cuggino was employed by Ernst & Young, the Fund’s former independent auditors, in various audit and accounting capacities, including audit manager.

Robert B. Martin, Jr. • (3)  age 57, Secretary and Director
Attorney specializing in tax matters, currently a sole practitioner in Pasadena, California. Mr. Martin has served as a director of the Fund since its inception, as legal counsel to the Fund and the Investment Adviser since 1994 and as Secretary of the Fund since 1998.

Mark Tier (2)(3)(4)(6)  age 53, Director
Self-employed marketing consultant in Hong Kong for more than the preceding five years. Mr. Tier has served as a director of the Fund since 1986.

__________
  Interested person within the meaning of the Investment Company Act of 1940. Messrs. Coxon and Cuggino are deemed interested persons because of their association with the Investment Adviser. Mr. Martin is deemed an interested person because of his association as legal counsel to the Fund and the Investment Adviser.
(1)	The address for each officer and director is 625 Second Street, Suite 102, Petaluma, California 94952.
(2)	Independent director, not considered to be an interested person within the meaning of the Investment Company Act of 1940.
(3)	Member, Audit Committee.
(4)	Member, Compensation Committee.
(5)	Member, Legal Affairs Committee.
(6)	Member, Nominating Committee.
(7)	No director or officer has any family relationship with another.

Directors and Officers

        As of April 20, 2001, all officers and directors of the Fund as a group owned less than 1% of the outstanding common stock of the Fund. No officer or director has any family relationship with another See “Organization and Management - Investment Adviser”.

        The chart on the preceding page is provided as of April 20, 2001 as to each director and officer of the Fund.

Share Ownership

        As of April 20, 2001, the following persons are known by the Board of Directors to own beneficially or to hold of record 5% or more of the outstanding common stock of any class of the Fund:

--------------------------------------------------------------------------------
                                            Number of Shares       Percent
          Name(1)                           Held of Record        of Class
-------------------------------------------------------------  -----------------
Versatile Bond Portfolio:

  Bercom Nominees c/o                         129,597.640           38.401%
  Bermuda Commercial Bank, Ltd.

  Skye Nominees c/o                            23,435.490            6.944%
  Bermuda Commercial Bank, Ltd.

Aggressive Growth Portfolio:

  Charles Schwab & Co., Inc.                   25,913.450            8.581%
  c/o Reinvest Account

  Bercom Nominees c/o                          53,787.320           17.811%
  Bermuda Commercial Bank, Ltd.

(1)	The address for each holder is c/o 625 Second Street, Suite 102, Petaluma, California 94952. No person is known by the Board of Directors to own beneficially or to hold of record 5% or more of the shares of the Fund as a whole.

Code of Ethics

        The Fund and its Investment Adviser have adopted Codes of Ethics under Rule 17j-1 of the Investment Company Act of 1940 which permit personnel subject to the Codes of Ethics to invest in securities, including securities that may be purchased or held by the Fund. The Codes of Ethics are on public file with, and are available from, the Securities and Exchange Commission.

Compensation

        Under the Contract, the Fund has the obligation to pay the salaries, fees and expenses of all of the officers and directors of the Fund. The Fund currently compensates its President at a rate of $72,000 per annum and its Secretary and Treasurer at a rate of $48,000 per annum. Each Director of the Fund receives $6,000 per annum plus $900 and out-of-pocket expenses for each Board of Directors meeting attended.

        On March 9, 1998, the Fund’s Board of Directors adopted the Permanent Portfolio Family of Funds, Inc. Long Term Disability Plan (the “Plan”). The Plan provides for payment by the Fund to any qualified officer of the Fund who is totally disabled (a “Participant”), as defined by the Plan, a disability benefit equal to 50% of the Participant’s salary as an officer as of the time the disability is determined, subject to cost-of-living adjustments, for a period not to exceed five years. The Plan is renewable annually and may be terminated by the Fund’s Board of Directors at any time prior to each annual renewal. On March 10, 1998, the Fund accrued an estimated liability of $107,808 under the Plan and the Plan was most recently renewed by the Fund’s Board of Directors on December 10, 2000.

        The table at the top of the following page sets forth information on compensation paid by the Fund to each officer and director for services in such capacities during the fiscal year ended January 31, 2001.

COMPENSATION TABLE

(1)	(2)	(3)	(4)	(5)
Name of Person,	Aggregate	Pension or Retirement	Estimated Annual	Total Compensation from
Position	Compensation	Benefits Accrued as	Benefits	Fund/Fund Complex
	from fund	Part of Fund Expenses	Upon retirement	Paid to Directors & Officers

David Bergland,
Director	$ 19,500	$ 0	$ 0	$ 19,500

Hugh A. Butler,
Director	18,600	0	0	18,600

Terry Coxon,
President & Director	87,000	0	0	87,000

Michael J. Cuggino,
Treasurer & Director	63,000	0	0	63,000

Robert B. Martin, Jr.,
Secretary & Director	63,000	0	0	63,000

Mark Tier,
Director	18,600	0	0	18,600

CONSULTANTS

        As discussed under “Consultants” in the Prospectus, Harry Browne and Douglas Casey serve as consultants to the Fund and the Investment Adviser. Each consulting agreement may be terminated without prior notice by either the Investment Adviser, the Fund or the consultant. Each agreement requires the Investment Adviser, during the term of the agreement and for 90 days after its termination, if any, to transmit to all Fund shareholders any written statement that the consultant may submit regarding the Fund or the Investment Adviser. In payment for his consulting services, the general partners of the Investment Adviser have agreed to assign to Mr. Casey a portion, not to exceed 10%, of their share of the profits earned by World Money Managers in advising the Fund.

DISTRIBUTIONS AND TAXES

        Dividends from net interest and dividend income and net short-term capital gains, if any, generally will be taxable to shareholders as ordinary income. To the extent that such distributions consist of qualifying income from certain domestic sources, they may be subject to the 70% dividends-received deduction for corporate shareholders. The payor of a dividend on stock (as the Fund may be) may be required to withhold 31% of any reportable payments (which may include dividends, capital gains distributions and redemptions) paid to a noncorporate shareholder if that shareholder fails to provide the Fund with a valid taxpayer identification number. Other withholding requirements may apply to certain foreign shareholders.

        Any dividend paid by a Portfolio has the effect of reducing the Portfolio’s net asset value. Therefore, a dividend paid shortly after a shareholder’s investment in the Portfolio would represent, in substance, a return of capital to the shareholder. Nevertheless, the distribution would be subject to the income taxes discussed here and in the Prospectus.

        Redemption of Fund shares (including redemptions under a Systematic Withdrawal Program) is a taxable event for redeeming shareholders. Any gain or loss realized on a sale or redemption of Fund shares by a shareholder who is not a dealer in securities will generally be treated as a long-term capital gain or loss if the shares have been held more than one year and otherwise as a short-term capital gain or loss. Any such loss, however, will be treated as a long-term capital loss to the extent of any capital gain distribution received by the shareholder in the year in which the loss is recognized if such shareholder held his shares for less than six months. Also, see “Redemption of Shares by the Fund-Tax Consequences of In-Kind Redemptions.”

        The Fund is required by federal law to ask each shareholder to certify on his Shareholder Account Application that the social security or taxpayer identification number provided is correct and that he is not subject to 31% backup withholding for previous under reporting to the IRS. If the application is not so certified, the Fund must withhold 31% of reportable payments (which may include dividends, capital gains distributions and redemptions) made to those shareholders’ accounts.

Foreign Taxes

        The Permanent Portfolio expects to earn interest income in Switzerland and possibly to earn interest or dividends in other foreign countries, principally Australia and Canada, which levy withholding taxes on payments made to U.S. corporations. In many cases there are tax treaties between the U.S. and a foreign country which may qualify the Permanent Portfolio for a reduced rate of tax, usually provided that more than 75% of the Permanent Portfolio’s shares are owned by individuals who are residents or citizens of the United States.

        The Permanent Portfolio may be subject to withholding taxes on income derived from sources in other countries, but the Fund’s management anticipates that the amount of such taxes will not be significant. The Permanent Portfolio does not expect to be able to pass through any foreign tax credits to its U.S. shareholders. The Permanent Portfolio incurred foreign income taxes, deducted at the source, net of refundable taxes, of $1,755, during its last fiscal year.

COMPUTATION OF NET ASSET VALUES

        The net asset values of Fund shares are computed at the close of business of the New York Stock Exchange (usually 1:00 P.M. Pacific Time) every day that the Exchange is open for trading (“business day”). The Exchange is generally open for trading every Monday through Friday, but is closed for trading on certain customary national business holidays consisting of New Year’s Day, Martin Luther King, Jr.’s Birthday, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Since the Fund has significant holdings that are principally traded on foreign exchanges which may be open for trading on days other than the Fund’s business days, the net asset values of the Fund’s shares may be significantly affected on days when investors have no access to the Fund. All awaiting and accepted requests for purchases and redemptions of Fund shares are executed, at a price equal to net asset value per share, immediately following the computation. See “Purchase of Shares from the Fund” and “Redemption of Shares by the Fund.”

        Net asset value per share of a Portfolio is computed by adding the current value of all the Portfolio’s assets, subtracting the amount of its liabilities (including proper accruals of expense items), dividing the result by the total number of outstanding shares of the Portfolio, and rounding up or down to the nearest cent per share. The current value of Fund assets is determined as follows: assets that are traded on one or more public exchanges (including stock options) will be valued at their most recent price of the day on the exchange on which they are principally traded. If there is no trading in such an asset on a business day, the asset will be valued at the mean between its bid and ask prices. Assets that are traded over-the-counter will be valued at the mean between their bid and ask prices. The Fund will value gold and silver each business day at the closing spot price on the New York Commodity Exchange, a regulated U.S. commodity futures exchange. Deposits of Swiss francs will be valued each business day at the 4 p.m. (Eastern Time) price (converted into U.S. dollars) quoted by Reuters. Swiss government bonds will be valued each business day at the closing price in Zurich, Switzerland, converted into U.S. dollars at the 4 p.m. (Eastern Time) Swiss franc rate quoted by Reuters. Short-term securities will be marked to market daily. Assets for which there is no public market will be valued at the current price of substantially similar assets on the basis of comparable marketability, maturity, quality and type. All other assets (including restricted securities and forward contracts with banks or brokers) will be valued at fair value as determined in good faith by the Board of Directors. Also, the Fund may rely upon bona fide quotations obtained from sources other than those referred to above when doing so would, in the opinion of the Board of Directors, better serve the fair and accurate valuation of the Fund’s assets. In the event of an extraordinary occurrence or emergency which would affect the value of Fund assets traded on a foreign exchange, and which the Board of Directors learns of prior to 4:00 p.m. Eastern Time, those assets will be valued at fair value as determined in good faith by the Board of Directors.

        As of January 31, 2001, the net asset value (offering price and redemption price) per share of Common Shares in the Permanent Portfolio was $18.29, which was computed by dividing the Portfolio’s net assets, valued as described above, on that date ($53,791,835) by the number of its shares outstanding on that date (2,940,688). As of that date, the net asset value per share of Common Shares in the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio were $68.94, $59.67 and $83.76, respectively, as similarly computed.

PURCHASE OF SHARES FROM THE FUND

        Shares in each Portfolio are offered for sale continuously by the Fund. Investors who purchase such shares directly from the Fund pay no commissions or sales charges. The minimum initial investment in any Portfolio is $1,000. Shareholders may make additional investments at any time in minimum amounts of $100 per Portfolio. All requests for purchases of shares accompanied by payment therefore are effected at a price equal to the net asset value per share, as described under “Computation of Net Asset Values,” next computed after receipt of the properly completed request by the Fund’s Transfer Agent. Please see “Purchase of Shares from the Fund” in the Prospectus for further information.

        If a shareholder sends money to the Fund without clearly indicating how it is to be invested, the Fund’s policy is to treat the money as an investment in the Treasury Bill Portfolio.

        The Fund reserves the right to reject investments in part or in whole.

        Complete and detailed records for each Shareholder Account are maintained by the Transfer Agent. A confirmation is sent to a shareholder at the time of each purchase, redemption or other transaction. Certificates for shares are issued without charge, but only when specifically requested in writing by the investor. Certificates are not issued for fractional interests.

        The Fund has authorized one or more broker-dealers to accept purchase and redemption orders for Fund shares on the Fund’s behalf. Such broker-dealers are authorized to designate other intermediaries to accept purchase and redemption orders for Fund shares on the Fund’s behalf. The Fund will be deemed to have received a purchase or redemption order for Fund shares when an authorized broker-dealer or, if applicable, a broker-dealer’s authorized designee or intermediary, accepts the order. In such instances an investor’s order will be priced at the Fund’s net asset value next computed after it is accepted by such an authorized broker-dealer or the broker-dealer’s authorized designee.

        Investors who purchase or redeem shares in the Fund through a broker-dealer may be charged a transaction fee by the broker-dealer, who may place such orders by telephone in accordance with the Fund’s procedures.

REDEMPTION OF SHARES BY THE FUND

        Shareholders may redeem all or some of their shares in any Portfolio.

        Subject to the limitations noted below, requests for redemption will be accepted for a Portfolio on any business day. The price paid to the redeeming shareholder is the Portfolio’s net asset value per share next computed after receipt by the Transfer Agent of the properly completed redemption request.

        Redemption requests must be accompanied by certificates, if issued, and must be sent to the Transfer Agent. Shareholders may be required to use a redemption form provided by the Fund. The Fund may refuse redemption requests not made in the proper manner. Please see “Redemption of Shares by the Fund” in the Prospectus for further information.

        Requests for redemption (whether in writing or by telephone) will be processed by the Transfer Agent at the net asset value next determined after receipt of the request. Because the net asset values per share of the Fund fluctuate (reflecting the market value of assets owned by the Portfolios), the amount a shareholder receives for a redemption may be more or less than the amount of his purchase and may be more or less than the net asset value on the date that a written redemption request is mailed. Any such redemptions are purely voluntary on the part of the shareholder.

Redemption Limitations

        The right to redeem may be limited or suspended by the Fund, or the payment date postponed, as follows:

  for any period during which the New York Stock Exchange is closed or trading thereon is restricted, as determined by the Securities and Exchange Commission;

  for any period during which the Securities and Exchange Commission determines that an emergency makes it impractical to dispose of portfolio securities or to calculate net asset values; or

  during any period for which the Securities and Exchange Commission has by order permitted a suspension for the protection of shareholders.

In-Kind Redemptions

        Subject to the restrictions set forth below, the Fund reserves the right to require redeeming shareholders in the Permanent Portfolio (but not shareholders in any other Portfolio) to accept readily tradable assets from the Permanent Portfolio in complete or partial payment of redemptions in instances where so doing would present an advantage to the Permanent Portfolio in pursuit of its tax planning objectives over a sale or other disposition of the asset. Although the Fund’s management believes it is unlikely that the Fund would ever use an asset other than gold or silver bullion or bullion coins for any such in-kind redemption, the assets would be selected by the Fund from the Permanent Portfolio and generally would not reflect Target Percentages. The Fund would not require redeeming shareholders to accept any investment that is not readily saleable.

        Investors should note that an in-kind distribution might result in inconvenience or in financial loss or gain due to price fluctuations. The risk of financial loss would be especially great in the case of an investment subject to high price volatility. Also, shareholders might incur high brokerage costs in liquidating small lots of distributed investments.

        In order to reduce the possibility of inconvenience or loss, the Fund has agreed that it will not exercise its right to make such a required in-kind redemption unless it has arranged, on behalf of the shareholder, a convenient opportunity to accomplish the prompt sale of the assets through a qualified broker or dealer. Further, the Fund will not require a shareholder to accept an asset in an in-kind redemption if the necessary costs of selling the asset (in the form and quantity distributed to the shareholder) exceed 2% of the asset’s value at the time of the redemption. In the event that a shareholder elected not to use the broker or dealer provided by the Fund to sell assets distributed to him, the Fund would deliver the assets to the shareholder or, at his request, to his bank.

        The Permanent Portfolio makes portfolio changes on the basis of investment factors at the time and in pursuit of its investment objectives, and in order to adhere to the Target Percentages. See “Objectives and Policies” in the Prospectus. In accordance with these objectives, at the time the decision is made to dispose of assets from the Permanent Portfolio, the Fund will decide whether to sell the assets or to distribute them in satisfaction of redemption requests.

        If the Fund ever elects to dispose of assets through such required in-kind redemptions, it will inform the Transfer Agent of the specific assets to be used and the order in which to use them. The Transfer Agent thereafter would honor all redemption requests, in the order received, by distributing the designated assets. Generally, the Transfer Agent would continue to effect all redemption requests for the Permanent Portfolio with in-kind distributions until the designated assets were exhausted or until the Fund instructed the Transfer Agent otherwise. The Fund might instruct the Transfer Agent otherwise, for example, if the Fund no longer intended to dispose of a designated asset or if a particular redemption request would result in a distribution of assets that, in the estimation of the Fund’s management, could not then be sold at a cost of 2% or less of the value of the assets.

        From time to time, the Fund at the request of a redeeming shareholder in any Portfolio, may distribute readily tradable assets to the shareholder in payment of his redemption. To be accepted by the Fund, any such request for an in-kind payment must be made in writing and must be included in the redemption request to which it pertains. The Fund will accept a request for in-kind payment of redemption of shares in a Portfolio only as an alternative to making a sale of the respective asset in a transaction consistent with the Portfolio’s investment policies.

In-Kind Redemption Requests

        If the Fund ever elects to make assets available for in-kind payment of redemptions, it will inform the Transfer Agent of the specific assets to be used. The Transfer Agent thereafter would honor all written redemption requests for a particular such asset, in the order received, by distributing the designated asset. The Transfer Agent would continue to effect all redemption requests for a particular asset with in-kind payment until the asset was exhausted or until the Fund instructed the Transfer Agent otherwise. The Fund might instruct the Transfer Agent otherwise, for example, if the Fund no longer intended to dispose of the asset.

        The Fund makes no representation that it will attempt to protect any redeeming shareholder from inconvenience, expense or loss that results from an in-kind redemption requested by the shareholder.

        The Fund has adopted the following operating policies with respect to such in-kind redemptions:

  the Fund shall identify before 4:00 p.m. Eastern time of the day on which such identification is made any readily tradable assets held by a Portfolio that are available for in-kind redemption;

  any shareholder, (except an affiliate as set forth below) may request an in-kind redemption of shares in such Portfolio prior to 4:00 p.m. of such day, and any such request shall become irrevocable at 4:00 p.m. of such day;

  no such request for redemption shall be accepted for any Fund shares held by an affiliated person or other person specified in section 17(a) of the Investment Company Act of 1940;

  the Fund will accept a request for an in-kind redemption only as an alternative to the sale of the asset to be distributed in a transaction consistent with the Portfolio’s investment policies;

  requested in-kind redemptions shall be limited to assets for which market quotations are readily available; and

  the asset price used to effect the redemption shall be the respective asset price used to calculate the net asset value of the shares being redeemed.

Tax Consequences of In-Kind Redemptions

        Under present federal income tax laws, the tax consequences to an individual (noncorporate) shareholder of an in-kind redemption are similar to the consequences of a redemption for cash. See “Distributions and Taxes” in the Prospectus. The shareholder recognizes a capital gain (or loss) equal to the market value of the assets he receives minus the cost basis of the shares being redeemed. (The Fund would inform a shareholder as to its determination of the market value of any assets distributed to him.) The gain would be recognized by the shareholder in the period when the redeemed assets became constructively available to the shareholder (or the loss would be recognized immediately on the day the redemption is consummated), even though the shareholder did not subsequently sell the assets. The shareholder’s cost basis in the assets distributed in kind would equal their market value at the time of the redemption. The federal income tax consequences of an in-kind redemption to a corporate shareholder are complex, and corporations considering investing in the Fund should consult their tax advisers in this regard. Generally, no capital gain or loss would be recognized by a Portfolio upon a distribution of assets through an in-kind redemption.

PORTFOLIO TRANSACTIONS AND BROKERAGE

        The Fund’s portfolio transactions are recommended by the Investment Adviser and placed by the Fund’s officers. The objective of the Fund in effecting portfolio transactions is to obtain the best available prices, taking into account services and the costs and promptness of executions. Some of the Fund’s purchases and sales of investments will be made directly with dealers and market-makers, usually without brokerage commissions. In other cases the Fund will use a broker-dealer and will pay commissions. In many foreign countries, commission rates are fixed by governmental or exchange regulation or by industry agreement, and may be higher or lower than those charged on comparable transactions in the United States. There currently is no agreement or commitment to place orders with any dealer, market-maker or broker-dealer. The Fund in the past had directed certain portfolio transactions to World Money Securities, Inc. (“WMS”), its wholly owned broker-dealer subsidiary. In 1996, the Fund liquidated and dissolved WMS and has no current intention of having a broker-dealer subsidiary in the future. Please see the chart below for information on commissions paid by the Portfolios.

PORTFOLIO COMMISSIONS & TURNOVER

        Each Portfolio paid the following commissions and had the following portfolio turnover rates during the last three fiscal years:

	Fiscal Year Ended January 31

	2001	2000	1999

Total commissions paid
Permanent Portfolio	$ 11,531	$ 12,369	$ 21,592
Treasury Bill Portfolio	0	0	0
Versatile Bond Portfolio	0	0	0
Aggressive Growth Portfolio	8,524	10,368	8,978

Portfolio turnover rate
Permanent Portfolio	7.60%	23.75%	14.05%
Treasury Bill Portfolio	N/A	N/A	N/A
Versatile Bond Portfolio	96.36%	59.52%	68.21%
Aggressive Growth Portfolio	5.62%	9.38%	2.73%

        Neither the Fund’s Board of Directors, its officers nor the Investment Adviser intends to request research, statistical, securities pricing or other related services from any broker-dealer beyond what the broker-dealer provides to its customers generally, nor will the Fund’s Board of Directors, its officers or the Investment Adviser pay any broker additional commissions on portfolio transactions as an inducement to sell Fund shares. Nevertheless, the Fund’s officers may, in circumstances in which two or more broker-dealers are in a position to offer comparable prices and execution, give preference to those which have provided research, statistical and related services to the Fund or the Investment Adviser for the benefit of the Fund. The Investment Adviser believes that while research and related services may be useful in varying degrees, they are of indeterminable value and may or may not reduce the expenses of the Investment Adviser.

        The Fund’s Board of Directors does not consider that it has an obligation to obtain the lowest available commission rate with respect to portfolio transactions to the exclusion of price, service and qualitative considerations. Nevertheless, the officers of the Fund and the general partners of the Investment Adviser are authorized to negotiate payment only for brokerage services rendered and not for research, statistical or other services. The Fund’s Board of Directors does not authorize the payment of commissions to brokers in recognition of their having provided such services, in excess of commissions other qualified brokers would have charged for handling comparable transactions.

TRANSFER AND DIVIDEND-DISBURSING AGENT

        The Fund’s transfer and dividend disbursing-agent is J. P. Morgan Investor Services Co., P.O. Box 2798, Boston, Massachusetts 02208 (the “Transfer Agent”), telephone number (800) 341-8900 (from outside Massachusetts) or (617) 557-8000.

        The Transfer Agent maintains the records of each Shareholder Account, answers shareholders’ inquiries concerning their accounts, processes purchases and redemptions of the Fund’s shares, acts as dividend and disbursing agent, and performs other related shareholder service functions. See “Redemption of Shares By the Fund-In-Kind Redemptions.”

        The Investment Adviser pays all customary fees and charges of the Transfer Agent incurred by the Fund (See “Management-Investment Adviser” in the Prospectus).

CUSTODIAN

        The Fund’s custodian is State Street Bank and Trust Company, P.O. Box 1713, Boston, Massachusetts 02105 (the “Custodian”).

        The Custodian receives and deposits cash, holds all securities and other evidences of investments of the Fund, receives and delivers securities and other investments bought or sold by the Fund, and receives and collects income from the Fund’s investments. From time to time, but only upon direction of the Fund’s management, some of the Fund’s assets may be held in the London, Zurich or other foreign offices of the Custodian’s sub-custodians or foreign custodians which are qualified to act as such under the Investment Company Act of 1940, in accordance with Rule 17f-5 thereunder.

        The custodial agreement between the Fund and the Custodian requires the Custodian to hold the Fund’s assets in strict segregation; the custodial agreement prohibits commingling of the Fund’s assets with assets owned by the Custodian, and it requires the Custodian to receive and maintain the Fund’s assets in a form and condition that would make them readily identifiable as customer property in an audit or in the event that the Fund appoints a successor custodian.

        In executing portfolio transactions, the Custodian acts as an agent for the Fund but has no part in the management or investment decisions of the Fund or in the Fund’s general administration. The Custodian does not provide trusteeship protection or protection for investors against possible depreciation of assets.

        The Investment Adviser pays all customary fees and charges of the Custodian incurred by the Fund (See “Management-Investment Adviser” in the Prospectus).

GENERAL INFORMATION

Capitalization

        The Fund’s present authorized capitalization is 500,000,000 shares, $.001 par value per share, divided into two classes consisting of 150,000,000 shares of preferred stock and 350,000,000 shares of common stock. The Fund is currently authorized and has registered to issue an indefinite number of shares of its common stock in the following series: 100,000,000 shares in the Permanent Portfolio; 100,000,000 shares in the Treasury Bill Portfolio; 10,000,000 in the Versatile Bond Portfolio; and 25,000,000 shares in the Aggressive Growth Portfolio. The Fund has not registered the sale of any of its preferred stock and has no plan to do so. Upon issuance and sale, shares of the Fund are fully paid and nonassessable, have no preemptive rights and are freely transferable. Shareholders may require redemption of their shares. See “Redemption of Shares By the Fund.”

        Holders of shares in each Portfolio are entitled to vote separately on any change in the Fund’s investment policy, as provided in Section 13(a) of the Investment Company Act and on all matters on which the Investment Company Act, other applicable law or the Articles of Incorporation of the Fund require a vote by Portfolios. Otherwise, all Fund shareholders have equal voting rights, vote as a single class and are entitled to one vote per share.

        The Fund will hold an annual meeting of its shareholders in any year in which an annual meeting is required under Maryland law and the charter and bylaws of the Fund. Maryland law and the Fund’s bylaws provide that the Fund is not required to hold an annual meeting in any year in which the election of directors is not required to be acted upon under the Investment Company Act of 1940. In any year in which the election of directors is not presented to its shareholders, the Fund will call a meeting of shareholders for the purpose of voting upon the question of removal of any director if requested in writing so to do by the record holders of not less than 10% of its outstanding shares and assist with shareholder communications as required.

        The Fund has no other securities outstanding. However, from time to time the Board of Directors may authorize the Fund to issue additional shares of common or preferred stock, in series, with such rights and preferences as will be determined by the Board of Directors in authorizing any such shares. Any offering or sale by the Fund of shares of additional series or classes to the public would be subject to effective registration of the shares as necessary under federal and state securities laws.

Income Equalization Accounting

        The Fund follows an accounting practice known variously as “equalization” or “income equalization.” When a share in a Portfolio is purchased by an investor, the Portfolio’s undistributed income account is increased by an amount equal to the Portfolio’s undistributed income per share immediately before the purchase. When a share is redeemed, the Portfolio’s undistributed income account is decreased by an amount equal to the Portfolio’s undistributed income per share immediately before the redemption. The effect of income equalization accounting, and the Fund’s purpose for using it, is to prevent purchases and redemptions from influencing a Portfolio’s undistributed net income per share.

Calculations of Performance Data

        From time to time the Fund in accordance with applicable regulations may advertise performance data or reprint material from the Fund’s consultants or other investment authors which contain performance data or represent that consultant’s or author’s views on such matters as portfolio strategy, basic trends in domestic and international finance and on the criteria for evaluating and holding investments. In addition, fund performance may be compared to statistical information and well-known indices of market performance, such as those included in Appendices A and B as described below. Please see “Consultants” in the Prospectus for additional information regarding the Fund’s consultants and material authored by them.

        Dollar Assets. Attached to this SAI as Appendix A are two tables that show the historical performance of various types of dollar assets from December 1981 to January 2001. The dollar assets and their respective sources of data are the following: 30-year U.S. Treasury bonds (“T-Bonds”), coupon-equivalent yield reported by Bank of America; 20-year U.S. Government Agency bonds through January 1995 and 30-Year U.S. Government Agency bonds through January 1999 (“Agency Bonds”), coupon-equivalent yield reported by Bank of America; short-term, high-grade corporate bonds (“STHG Bonds”), average of coupon-equivalent yields for corporate bonds with maturities of one to two years and rated “A” or higher by Standard & Poor’s included in the Salomon Smith Barney Broad Investment-Grade (BIG) Bond Index; 91-day U.S. Treasury bills (“T-Bills”), bank discount rate thereon reported by the Federal Reserve System; 3-month banker’s acceptances through June 2000 (“Acceptances”), bank discount rate thereon reported by Bank of America; 3-month bank certificates of deposit (“CDs”), bank discount rate thereon reported by Bank of America; overnight repurchase agreements for U.S. Government securities through January 2000 (“Repos”), bank discount rate thereon reported by Bank of America.

        Table 1 shows, as of the last business day of each month in the period, for T-Bonds, Agency Bonds and STHG Bonds, the respective instrument’s coupon-equivalent yield and annual yield and the current market price of an instrument whose market price was 100 at the end of the preceding month (“Old Bond Price”). Table 2 shows, as of the last business day of each month in the period, the bank discount rate, the annual yield and the market price for T-Bills, Acceptances and CDs and the bank discount rate and annual yield for Repos. All calculations of annual yields assume reinvestment of all interest. For STHG Bonds, the calculation of Old Bond Price assumes a term to maturity of 18 months.

        Stocks. Attached to this SAI as Appendix B is a table that shows the Dow Jones Industrial Average and the Standard & Poor’s 500 Stock Index daily from January 2, 1990 through January 31, 2001.

        The results shown below do not represent or guarantee the gain or loss to be realized from an investment in the Fund. The investment return and principal value of an investment in the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost.

        The following tables show the average annual total return for the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio, assuming hypothetical initial investment in shares of $1,000, reinvestment of all dividends and distributions, deduction of all fees and expenses except the $35 one-time account start-up fee, and complete redemption of the investment at the end of the respective periods. Such calculations were made according to the following formula: P(1+T)n = ERV, where P = a hypothetical initial investment in shares of $1,000, T = average annual total return, n = number of years and ERV = ending redeemable value at the end of the respective period of a hypothetical $1,000 investment in shares made at the beginning of the respective period.

Permanent Portfolio

1 year ended January 31, 2001	8.85%
5 years ended January 31, 2001	3.55%
10 years ended January 31, 2001	5.31%
15 years ended January 31, 2001	5.41%
18 years 62 days ended January 31, 2001	4.76%

Treasury Bill Portfolio

1 year ended January 31, 2001	5.04%
5 years ended January 31, 2001	4.18%
10 years ended January 31, 2001	3.91%
13 years 250 days ended January 31, 2001	4.62%

Versatile Bond Portfolio

1 year ended January 31, 2001	6.53%
5 years ended January 31, 2001	4.79%
9 years 127 days ended January 31, 2001	4.73%

Aggressive Growth Portfolio

1 year ended January 31, 2001	10.00%
5 years ended January 31, 2001	19.09%
10 years ended January 31, 2001	19.09%
11 years 29 days ended January 31, 2001	16.16%

        The yield and effective yield for the Treasury Bill Portfolio for the seven-day period ended January 31, 2001, was 3.79% and 3.86%, respectively, assuming a hypothetical preexisting account having a balance of one share at the beginning of the period, reinvestment of all dividends and distributions during the period, deduction of the $1.50 monthly account maintenance fees in proportion to the length of the base period and relative to the size of the account but not deduction of the $35 one-time account start-up fee, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return. For yield, that return is annualized; for effective yield, that return is annualized and compounded.

        The yield on the Versatile Bond Portfolio will be based on a 30-day (or one month) period and will be computed by dividing the net investment income (i.e., dividends and interest earned during the period less expenses accrued for the period, net of reimbursements) per share earned during the period by the net asset value per share on the last day of the period, using the average number of shares outstanding during the period, deducting the $1.50 monthly account maintenance fees in proportion to the length of the base period and relative to the size of the account but not deducting the $35 one-time account start-up fee, and then annualizing the result. The yield on the Versatile Bond Portfolio as so computed for the 30 days ended January 31, 2001 was 5.11%.

After-Tax Returns

        The foregoing calculations of return and yield are made in conformity with federal securities rules of uniform application to investment companies regarding the calculation of performance data. Such rules do not take into effect potential federal income tax effects, and as a consequence, the returns and yield set forth do not represent after-tax returns.

        For investors subject to federal income tax, the Fund’s tax planning policies described in the Prospectus under “Distributions and Taxes” may increase an investor’s after-tax return. Such policies operate generally to defer and not eliminate the payment of federal income tax.

        For example, a direct investment in a fixed-dollar instrument yielding currently taxable interest or dividends will result in an investor paying current tax on the entire amount of such interest or dividends without regard to the amount withdrawn in a given year. By contrast, the Fund’s tax planning policies allow a portion of the Fund’s return to be added to the redemption value of its shares which additions are taxable to a shareholder only at the time he redeems his shares. If an investor redeems only a portion of his shares, the tax deferral continues for the rest.

        The successful implementation of such deferral policies can have the effect of deferring an investor’s current exposure to tax under a Systematic Withdrawal Program. For example, an investor who adopts a strategy of withdrawing each year an amount equal to all of the earnings on his investment in the Fund will be taxed only on that portion of the withdrawal representing deferred gain, and the rest will come as a tax-free return of capital, thus giving the investor more spendable after-tax cash. Similar benefits can be achieved year after year. Investors should note, however, that these benefits are achieved by deferring, not eliminating, the payment of taxes. Thus, the overall benefit may be small if the investor holds all of his shares for only a few years. When he redeems shares, the deferral comes to an end and the deferred gains on those shares become taxable.

        The advantage increases if the investor lets his gains accumulate. The share value can grow year by year, compounding free of current tax until the day the investor chooses to redeem. Letting gains accumulate also gives the investor greater flexibility in his personal tax planning. If the investor is in a low tax bracket in a later year he can redeem his appreciated shares in the Fund to take advantage of the lower tax bracket.

        If the investor uses the Fund as an estate planning tool, the accumulated gains may never be subject to income tax. Generally, when an investment passes to the investor’s heirs on his death, all potential liability for tax on capital gains is left behind. His heirs get a stepped-up basis and can sell the investment without paying tax on the appreciation accumulated during the investor’s lifetime.

        Of course, while the tax-planning advantages of an investment in the Fund may be substantial, in practice, investment yields fluctuate, and it cannot be known in advance what portion of its income a Portfolio will add to share value each year (it is unlikely to add all of it) and what portion the Portfolio will pay out in ordinary dividends. Also, other investments may earn higher before-tax returns by accepting risks that the Fund avoids.

FINANCIAL STATEMENTS

        The financial statements of the Fund as of and for the two years in the period ended January 31, 2001 are incorporated by reference. Such financial statements have been audited by Tait, Weller & Baker, independent auditors, as set forth in their report thereon included therein, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of Tait, Weller & Baker, dated March 2, 2001, on the aforementioned financial statements and financial highlights contains an explanatory paragraph that states that the Securities and Exchange Commission is involved in public administrative and cease-and-desist proceedings against the Fund’s investment adviser and one (formerly two) of the Fund’s directors and officers.

        All periods ending prior to February 1, 1999 were audited by other auditors, whose report, dated March 12, 1999, contained an explanatory paragraph that states that the Securities and Exchange Commission is involved in public administrative and cease-and-desist proceedings against the Fund’s investment adviser and one (formerly two) of the Fund’s directors and officers.

        The Fund will furnish, without charge, a copy of the Fund’s Annual Report to Shareholders for the year ended January 31, 2001, on request to the Investor’s Information Office listed on the front cover.

No person is authorized to give any information or to make any representation not contained in this Statement of Additional Information or in the Prospectus in connection with the matters described herein and therein. If given or made, such information or representation must not be relied upon as having been authorized.